EXHIBIT 99.1

EL PASO                                                            NEWS
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El Paso Corporation
P.O. Box 2511
Houston, Texas 77252-2511

FOR IMMEDIATE RELEASE


       EL PASO CORPORATION ANNOUNCES PLANS TO ISSUE CONVERTIBLE DEBT
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     HOUSTON,  TEXAS,  FEBRUARY 22, 2001-El Paso Corporation  (NYSE:EPG)
     announced   today  that  it  plans  to  raise  gross  proceeds   of
     approximately $800 million through an offering of 20-year zero-coupon convertible senior debentures due in 2021. The securities will be convertible into El Paso common stock at a premium to be
     determined.   The company will use the proceeds of the offering  to
     pay down short-term debt and for general corporate purposes.
          This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. The offering is being made only to qualified institutional buyers. The zero-coupon convertible senior debentures and the common stock issuable upon conversion have not been registered under U.S. or state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.
          El Paso Corporation, the largest and most broadly based natural gas company in the world, spans the energy value chain from wellhead to electron. With an enterprise value in excess of $50 billion,  El  Paso is a leader in every phase of  the  natural  gas
     industry.   The company owns and operates a significant portion  of
     the North American natural gas delivery grid, operates the fastest growing, most sophisticated energy merchant group, and is the nation's third largest natural gas producer. El Paso, a leader in risk management techniques, is focused on maximizing shareholder value, transforming existing markets, and speeding the development of new markets. Visit El Paso at www.epenergy.com.



         CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

          This release includes forward-looking statements and projections, made in reliance on the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The company has made every reasonable effort to ensure that the information and assumptions on which these statements and projections are based are current, reasonable, and complete. However, a variety of factors could cause actual results to differ materially from the projections, anticipated results or other expectations expressed in this release. While the company makes these statements and projections in good faith, neither the company nor its management can guarantee that the anticipated future results will be achieved. Reference should be made to the company's (and its affiliates') Securities and Exchange Commission filings for additional important factors that may affect actual results.

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     Contacts:
               Corporate Communications
               & External Affairs                 Investor Relations
               Norma F. Dunn                      Bruce L. Connery
               Senior Vice President              Vice President
               Office: (713) 420-3750             Office: (713) 420-5855
               Fax:    (713) 420-3632             Fax:    (713) 420-4417